Exhibit 99.1
Nanosphere, Inc.
4088 Commercial Avenue
Northbrook, IL 60062
NEWS
Nanosphere Announces Third Quarter 2010 Results
NORTHBROOK, Ill., November 3, 2010 — Nanosphere, Inc. (NASDAQ: NSPH), a leader in the development and commercialization of advanced molecular diagnostics systems, today reported financial results for the third quarter ended September 30, 2010.
Product sales of $0.3 million for the third quarter of 2010 were slightly higher than the same period in 2009 and the prior 2010 quarter. Total revenues for the third quarter of 2010 were $0.4 million compared to $0.7 million for the third quarter of 2009 and $0.5 million for the second quarter of 2010. Revenues for the third quarter of 2009 included $0.4 million of service revenue related primarily to assay development contracts that have been completed.
“We continue to make progress developing a test menu focusing on three primary market opportunities,” said William Moffitt, Nanosphere’s president and chief executive officer. “The Verigene System directly addresses hospital needs including transition of microbiology to molecular methods, enabling point-of-care human and pharmacogenetic solutions, and detecting disease earlier through ultra-sensitive protein assays.”
Cash at the end of the third quarter of 2010 was $45.6 million. Net loss was $10.9 million for the third quarter of 2010 as compared with $8.2 million for the same period in 2009. The increase in net loss was driven by a $1.2 million increase in litigation defense expenses for the recently settled patent litigation dispute with Eppendorf AG and a $0.5 million increase in non-cash stock compensation expense.
For the third quarter of 2010, research and development expenses increased to $4.9 million from $4.6 million in the third quarter of 2009 due to increased spending on clinical trial materials.
Sales, general and administrative expenses increased from $3.5 million for the third quarter of 2009 to $5.3 million for the third quarter of 2010, due primarily to the Eppendorf AG matter and the increase in non-cash stock compensation expense noted above.

Conference Call Details
The company will hold a live conference call and webcast for investors on Wednesday, November 3, 2010 at 5:00 P.M., Eastern Time. The teleconference can be accessed by dialing 888-679-8038 (U.S./Canada) or 617-213-4850 (international), participant code 74232002. The call will also be broadcast live over the Internet and can be accessed by interested parties at the Investor Relations tab on the Nanosphere website: www.nanosphere.us. For interested individuals unable to join the call or webcast, a replay will be available through November 10, 2010 by dialing 888-286-8010 or for international calls 617-801-6888, pass code 86350506, or on the company’s website.
About Nanosphere, Inc.
Nanosphere develops, manufactures and markets an advanced molecular diagnostics platform, the Verigene® System, for direct genomic and ultra-sensitive protein detection. This easy to use and cost effective platform enables simple, low cost and highly sensitive genomic and protein testing on a single platform. Nanosphere is based in Northbrook, IL. Additional information is available at http://www.nanosphere.us.
Except for historical information, the matters discussed in this press release are “forward-looking statements” and are subject to risks and uncertainties. Actual results could differ materially from these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the following: (i) Nanosphere’s ability to develop commercially viable products; (ii) Nanosphere’s ability to achieve profitability; (iii) Nanosphere’s ability to produce and market its products; (iv) Nanosphere’s ability to obtain regulatory approval of its products; (v) Nanosphere’s ability to protect its intellectual property; (vi) competition and alternative technologies; and (vii) Nanosphere’s ability to obtain additional financing, if and when necessary, to support its operations. Additional risks are discussed in the Company’s current filings with the Securities and Exchange Commission. Although the Company believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. The forward-looking statements are made as of the date of this press release, and we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.
Contact:
Investors:
Nanosphere, Inc.
Roger Moody, 847-400-9021
Chief Financial Officer
rmoody@nanosphere.us
or
Media
The Torrenzano Group
Ed Orgon, 212-681-1700
ed@torrenzano.com

Nanosphere, Inc.
Statements of Operations
(Unaudited)

	Three Month Periods Ended		Nine Month Periods Ended
	September 30,		September 30,
	2010	2009	2010	2009

REVENUE:
Grant and contract revenue	$31,890	$422,300	$609,961	$581,797
Product sales	341,547	306,717	1,106,106	804,682

Total revenue	373,437	729,017	1,716,067	1,386,479
COSTS AND EXPENSES:
Cost of sales	1,074,023	587,901	2,237,970	1,298,384
Research and development	4,939,558	4,618,001	13,986,317	13,858,186
Sales, general, and administrative	5,279,859	3,519,404	18,517,102	10,339,580

Total costs and expenses	11,293,440	8,725,306	34,741,389	25,496,150

Loss from operations	(10,920,003)	(7,996,289)	(33,025,322)	(24,109,671)
OTHER INCOME (EXPENSE):
Foreign exchange gain (loss)	(12,030)	(338)	6,487	(2,518)
Interest expense	(12,623)	(287,185)	(274,024)	(1,030,263)
Interest income	25,693	41,451	64,198	322,475

Total other income (expense)	1,040	(246,072)	(203,339)	(710,306)

NET LOSS	$(10,918,963)	$(8,242,361)	$(33,228,661)	$(24,819,977)

Net loss per common share — basic and diluted	$(0.39)	$(0.37)	$(1.20)	$(1.12)
Weighted average number of common shares outstanding — basic and diluted	27,756,086	22,232,621	27,754,851	22,230,070

Nanosphere, Inc.
Condensed Balance Sheets
(Unaudited)

	September 30,	December 31,
	2010	2009

Cash and cash equivalents	$45,637,143	$76,689,279
Other current assets	3,597,055	4,050,278

Total current assets	49,234,198	80,739,557
Net property and equipment	5,210,941	6,144,555
Intangible assets — net of accumulated amortization	3,543,609	1,709,842
Other assets	75,000	75,000

Total assets	$58,063,748	$88,668,954

Total liabilities	$7,778,136	$9,586,956
Total stockholders’ equity	50,285,612	79,081,998

Total liabilities and stockholders’ equity	$58,063,748	$88,668,954